SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Urologix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Urologix, Inc.

14405 Twenty-First Avenue North

Minneapolis, Minnesota 55447

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 7, 2006

Notice is hereby given that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, on Tuesday, November 7, 2006 at 10:30 a.m., local time, for the following purposes:

1.	To elect two (2) directors to hold office for a term of three years or until their respective successors have been elected and shall qualify;

2.	To ratify and approve the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending June 30, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The board of directors has fixed September 15, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Fred B. Parks, Chairman

Minneapolis, Minnesota

October 7, 2006

To ensure your representation at the Annual Meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

Urologix, Inc.

14405 Twenty-First Avenue North

Minneapolis, Minnesota 55447

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Urologix, Inc. (the “Company”) in connection with the Annual Meeting of Shareholders to be held on November 7, 2006 or any adjournment(s) or postponement(s) thereof. The mailing of this proxy statement to shareholders of the Company commenced on or about October 7, 2006.

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting of Shareholders is being made by the board of directors of the Company. The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the meeting as of September 15, 2006 consisted of 14,331,650 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on September 15, 2006 will be entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” each of the other proposals.

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present, in person or by proxy, before action may be taken at the Annual Meeting.

A director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the voting power of the shares present, in person or by proxy, and entitled to vote for the election of directors. Each other proposal presented at this Annual Meeting will be approved by the affirmative vote of the holders of a majority of shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Chief Financial Officer of Urologix.

•	Submitting a properly signed proxy card with a later date.

•	Voting in person at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. The Company’s principal offices are located at 14405 21st Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (763) 475-1400.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

AND MANAGEMENT

The following table includes information as of September 15, 2006, except as noted, concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold five percent or more of the common stock of the Company, (ii) each of the directors of the Company and nominees to the board of the Company, (iii) each of the Named Executive Officers of the Company and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each individual set forth below is 14405 Twenty-First Avenue North, Minneapolis, MN 55447.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned
BlueLine Partners, L.L.C. (2) 4115 Blackhawk Plaza Circle, Suite 100 Danville, California 94506	1,146,161	8.0%

Fred B. Parks (3)(4)(5)(6)	516,573	3.5%

Sidney W. Emery, Jr. (3)	30,236	*

Guy C. Jackson (3)	38,000	*

Daniel J. Starks (3)(6)	70,000	*

Jerry C. Cirino (3)	10,000	*

David A Montecalvo (4)(7)(8)	1,765	*

Todd E. Paulson (4)(7)(8)	8,549	*

All current directors and executive officers as a group (5 persons)	664,809	4.5%

*	Indicates ownership of less than one percent.
(1)	Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of September 15, 2006: Mr. Parks, 423,438 shares; Mr. Emery, 10,000 shares; Mr. Jackson, 30,000 shares; Mr. Starks, 40,000 shares; Mr. Cirino, 10,000 shares; Mr. Montecalvo, 0 shares; Mr. Paulson, 0 shares; and all current directors and executive officers as a group, 513,438 shares.
(2)	Based upon the Amendment No. 1 to Schedule 13D filed by the shareholder with the Securities and Exchange Commission on July 26, 2006. In the Amendment No. 1 to Schedule 13D, the shareholder reports that BlueLine Partners, L.L.C. is the sole general partner of BlueLine Capital Partners, LP and BlueLine Capital Partners II, LP, which hold 1,106,755 shares and 39,406 shares of the Company’s common stock, respectively.
(3)	Director of the Company.
(4)	Named Executive Officer.
(5)	Includes 93,135 shares owned jointly with spouse.
(6)	Nominee for election as a director.
(7)	Information is based upon Forms 4 filed with the Securities and Exchange Commission.
(8)	Messrs. Montecalvo and Paulson resigned as executive officers of the Company effective May 17, 2006 and July 25, 2006, respectively.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to the terms of the Amended and Restated Articles of Incorporation of the Company, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. Vacancies on the board of directors and newly created directorships can be filled by vote of a majority of the directors then in office.

The terms of Messrs. Parks and Starks expire at the Annual Meeting of Shareholders following fiscal year 2006. The term of Mr. Jackson expires at the Annual Meeting of Shareholders following fiscal year 2007. On January 18, 2006, the Board of Directors of the Company appointed Jerry C. Cirino as a director to fill a vacancy created by the resignation of Bobby I. Griffin. Mr. Cirino’s term expires at the Annual Meeting of Shareholders following fiscal year 2007. Mr. Emery’s term expires at the Annual Meeting of Shareholders following fiscal year 2008.

Two directors will be elected at this Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2009 or until their respective successors are elected and shall qualify. Upon recommendation of the Governance/Nominating Committee, the board of directors has nominated for election Messrs. Parks and Starks to serve until the Annual Meeting following fiscal year 2009.

It is intended that proxies will be voted for the named nominees. The board of directors believes that the nominees named below will be able to serve, but should either be unable to serve as a director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee(s) as the board of directors may propose.

The name and biographical information concerning the nominees and the other directors filling unexpired terms are set forth below, based upon information furnished to the Company by the nominees and directors.

Nominees for Election to the Board of Directors

Daniel J. Starks (52)

Mr. Starks has served as a director of the Company since October 2002. Mr. Starks is the Chairman, President and Chief Executive Officer of St. Jude Medical and has served in this role since May 2004. From February 2001 to May 2004, Mr. Starks served as St. Jude Medical’s President and Chief Operating Officer. From April 1998 to February 2001, Mr. Starks served as President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Prior to this, Mr. Starks served as President of Daig Corporation and then as the Chief Executive Officer of the Daig Division of St. Jude Medical after its merger into St. Jude Medical in 1996. Mr. Starks has been a Director of St. Jude Medical since 1996.

Fred B. Parks (59)

Fred B. Parks joined the Company in May 2003 as Chairman of the board of directors and Chief Executive Officer. Prior to joining Urologix, Mr. Parks was employed by Philips Medical Systems-Cleveland (formerly Marconi Medical) from 1999 to 2003. In 1998 and 1999, Mr. Parks served as President, COO and a board member for St. Jude Medical. From 1976 to 1997, Mr. Parks was employed by EG&G, Inc. (now PerkinElmer, Inc.), a diversified global technology corporation, where he served as President, COO and a board member. Parks holds a Ph.D. in Mechanical Engineering from the University of Missouri-Columbia, a M.S. in Mechanical Engineering from the University of Arizona and a B.S. in Mechanical Engineering from the University of Missouri-Rolla. Mr. Parks is a director of VIASYS Healthcare Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES

Directors Serving Continuing Terms

Term Expiring at the Annual Meeting Following Fiscal 2007:

Guy C. Jackson (64)

Mr. Jackson has been a director of the Company since December 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson holds a B.S. degree from The Pennsylvania State University and an MBA from Harvard Business School. He is also a director and member of the audit committee of Cyberonics, Inc., Digi International Inc., EpiCept Corporation and Life Time Fitness, Inc.

Jerry C. Cirino (54)

Since February 2006, Mr. Cirino has served as the President and Chief Executive Officer of Imalux Corporation, which designs and manufactures medical imaging equipment and devices based on its proprietary optical coherence tomography technology. From November 2005 to February 2006, Mr. Cirino was retired. From November 2002 to November 2005, Mr. Cirino served as President and Chief Executive Officer of SourceOne Healthcare Technologies, Inc., a distributor of medical imaging systems, equipment, radiographic consumable supplies, and services. From 1999 to November 2002, Mr. Cirino served with Marconi Medical Systems, medical manufacturing and information systems company, as the Corporate Executive Vice President and member of the Board of Directors from 1999 to 2002 and the Vice President of Marketing and President of its Global Health Care Products Business from 1996 to 2000.

Term Expiring at the Annual Meeting Following Fiscal 2008:

Sidney W. Emery, Jr. (60)

Mr. Emery has served as a director since October 3, 2005. Mr. Emery has served as the Chief Executive Officer and President of MTS Systems Corporation since March 1998. Mr. Emery has also served as the chairman of the Board of Directors of MTS Systems Corporation since January 1999. From 1985 to 1997, Mr. Emery held various management and executive positions with Honeywell, Inc., a manufacturer of control systems, last serving as Honeywell’s Area Vice President, Western and Southern Europe from 1994 to 1997. Mr. Emery is Chairman of the Board of Governors at the University of St. Thomas School of Engineering.

CORPORATE GOVERNANCE

Board Attendance at Meetings

During fiscal year 2006, the board of directors met six times. Each director in fiscal year 2006 attended at least seventy-five percent of the meetings of the board of directors and board committees on which the director served.

The Company does not have a formal policy on attendance at meetings of the Company’s shareholders. However, the Company encourages all board members to attend shareholder meetings when held in conjunction with a meeting of the board of directors. The 2006 Annual Meeting of Shareholders will not be held in conjunction with a meeting of the board of directors. Three directors attended the 2005 Annual Meeting of Shareholders.

Board Independence

The board undertook a review of director independence in July 2006. As part of that process, the board reviewed all transactions and relationships between each director (or any member of his immediate family) and the Company, the Company’s executive officers and the Company’s auditors, and other matters bearing on the independence of directors. As a result of this review, the board affirmatively determined that all of the directors, except Mr. Parks, are independent according to the “independence” definition of the Nasdaq Marketplace Rules. Mr. Parks is an officer of the Company.

Description of Committees of the Board of Directors

The board of directors has established a Compensation Committee, an Audit Committee and a Governance/Nominating Committee. The composition and function of these committees are set forth below. The Board intends to review the composition of the committees following this Annual Meeting to ensure appropriate service by the Company’s elected and re-elected directors on the committees.

Compensation Committee.    The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior management of the Company. Among its other duties, the Compensation Committee oversees the Company’s stock-based compensation plans and cash incentive plans for executive officers, recommends board compensation, and reviews and makes recommendations on succession plans for the Chief Executive Officer. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance. The current members of the Compensation Committee are Messrs. Starks (Chair) and Emery. During fiscal year 2006, the Compensation Committee met twice.

The charter of the Compensation Committee requires that the Committee consist of no fewer than two members, each of whom must be “independent” according to the Nasdaq Marketplace Rules, a non-employee director under Securities and Exchange Commission rules and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Each member of the Company’s Compensation Committee meets these requirements.

Governance/Nominating Committee.    The Governance/Nominating Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of the Company, ensuring that the Company’s board and governance policies are appropriately structured, reviewing and recommending changes to the Company’s governance guidelines, and overseeing board and Committee evaluations. The current members of the Governance/Nominating Committee are Messrs. Emery (Chair) and Jackson. During fiscal year 2006, the Governance/Nominating Committee met twice.

The charter of the Governance/Nominating Committee requires that this Committee consist of no fewer than two board members who satisfy the “independence” requirements of the Nasdaq Marketplace Rules. Each member of the Company’s Governance/Nominating Committee meets these requirements. A copy of the current charter of the Governance/Nominating Committee is available in the “Investor Relations” section of our website at http://www.urologix.com.

Audit Committee.    The Audit Committee assists the board by reviewing the integrity of the Company’s financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by the Company with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements and related filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles and the Company’s internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter adopted by the board of directors. A copy of the current charter of the Audit Committee is available in the “Investor Relations” section of our website at http://www.urologix.com. The Company’s Audit Committee presently consists of Messrs. Jackson (Chair), Starks and Cirino. During fiscal year 2006, the Audit Committee met eleven times.

The board of directors has determined that all members of the Audit Committee are “independent” directors under the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission. The Company’s board of directors also has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After such review, the board of directors has determined that Mr. Jackson meets the Securities and Exchange Commission definition of an “audit committee financial expert.” A report of the Audit Committee is set forth below.

Director Nominations

The Governance/Nominating Committee will consider candidates for board membership suggested by its members, other board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.13 of the Company’s Amended and Restated Bylaws as described in the section of this Proxy Statement entitled “Shareholder Proposals for Nominees.”

Criteria for Nomination to the Board.    The Governance/Nominating Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Committee has not adopted minimum qualifications that nominees must meet in order for the Committee to recommend them to the board of directors, as the Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of the Company and the board of directors. The Governance/Nominating Committee evaluates each prospective nominee against the standards and qualifications set out in the Company’s Governance Guidelines, including:

•	Background, including high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the board’s ability to manage and direct the affairs and business of the Company;

•	Commitment, including the willingness to devote adequate time to the work of the board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the board, and the candidate’s qualification as independent and qualification to serve on board committees;

•	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the board’s diversity; and

•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education.

The Committee also considers such other relevant factors, as it deems appropriate. The Governance/Nominating Committee will consider persons recommended by the shareholders in the same manner as other nominees.

Process for Identifying and Evaluating Nominees.    The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the board and, if the Governance/Nominating Committee deems appropriate, a third-party search firm. The Governance/Nominating Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Committee makes a recommendation to the full board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2006 Annual Meeting.    The Governance/Nominating Committee selected the nominees for this 2006 Annual Meeting in July 2006. Each nominee for this 2006 Annual Meeting was elected at the 2003 Annual Meeting of Shareholders. The Company has not engaged a third-party search firm to assist it in identifying potential director candidates, but the Governance/Nominating Committee may choose to do so in the future.

Shareholder Proposals for Nominees.    The Governance/Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance/Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frames described in the Bylaws of the Company and under the caption “Shareholder Proposals for 2006 Annual Meeting” below.

Communications with Directors

The board has designated a lead director, Daniel Starks, who chairs executive sessions of the board. Shareholders may communicate with the board as a group, the chair of any committee of the board of directors or any individual director by sending an e-mail to lead.director@urologix.com or by directing the communication in care of the lead director, at the address set forth on the front page of this Proxy Statement.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer and principal financial officer. This code of ethics is included in the Company’s Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is publicly available in the “Investor Relations” section of our website at http://www.urologix.com. To the extent permitted, the Company intends to disclose any amendments to, or waivers from, the code of ethics applicable to the Company’s chief executive officer and senior financial officers or with respect to the required elements of the code of ethics on our website at http://www.urologix.com under the “Investor Relations” section.

INFORMATION REGARDING EXECUTIVE OFFICERS

As of the date of the mailing of this Proxy Statement, the current executive officers of the Company are as follows:

Name	Age	Position
Fred B. Parks	59	Chief Executive Officer and Chairman

Elissa J. Lindsoe	40	Vice President, Finance and Chief Financial Officer

The following is a brief summary of the business experience of the Company’s current executive officers. Mr. Parks’ business experience is listed above under “Nominees for Election to the Board of Directors.”

Ms. Lindsoe was appointed as the Company’s Vice President, Finance and Chief Financial Officer on September 29, 2006. From June 2004 to August 2006, Ms. Lindsoe served as the Chief Financial Officer of Identix Incorporated, a leading multi-biometric technology company that was acquired in August 2006 by Viisage Technology, Inc. (now L-1 Identity Solutions, Inc.). Prior to joining Identix, she was Vice President & Treasurer of Secure Computing Corporation, a global provider of network security products. From 1997 to 2001, Ms. Lindsoe served as Director of Finance and Controller for Secure Computing Corporation. Between 1990 and 1997, Ms. Lindsoe held various financial positions with increasing responsibility for MVE, Incorporated and Honeywell, Incorporated.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ending June 30, 2006, 2005 and 2004, the cash compensation paid by the Company, as well as certain other compensation paid in or accrued to those years, to Fred B. Parks, the Company’s Chief Executive Officer, and each of the four other most highly compensated executive officers of the Company whose total cash compensation exceeded $100,000 during fiscal year 2006 (together with Mr. Parks, the “Named Executive Officers”) in all capacities in which they served:

Summary Compensation Table

		Annual Compensation (1)					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options (# Shares)
Fred B. Parks	2006	$318,000	$—		$12,000	(2)	—	—
Chief Executive Officer and Chairman	2005	318,000	79,500		12,000	(2)	—	—
	2004	325,000	262,500	(3)	30,000	(2)	—	300,000

David A. Montecalvo (4)	2006	$170,000	$—		—		—	25,000
Vice President, Product Development and Operations	2005	170,000	25,500		—		—	25,000
	2004	150,098	76,500		—		—	22,500

Todd E. Paulson (5)	2006	$150,000	$—		—		—	25,000
Vice President, Finance Chief Financial Officer	2005	150,000	22,500		—		—	20,000
	2004	120,243	67,500		—		—	35,000

(1)	None of the Named Executive Officers received an aggregate amount of perquisites and other personal benefits exceeding $50,000 or 10% of the officer’s total annual salary and bonus for the fiscal year.
(2)	Amounts reflect a $1,000 per month expense allowance and for 2004, also include $1,500 per month for service as Chairman of the Board.
(3)	Includes a bonus amount of $150,000 paid in January 2004 for services through December 31, 2003 and a bonus amount of $112,500 accrued for services through June 30, 2004. Effective July 1, 2004, Mr. Parks’ bonus is based upon achievement of corporate goals established by the Compensation Committee with respect to each fiscal year of the Company.
(4)	Mr. Montecalvo resigned as the Company’s Vice President, Product Development and Operations effective May 17, 2006.
(5)	Mr. Paulson resigned as the Company’s Vice President, Finance and Chief Financial Officer effective July 25, 2006.

Option Grants

The following table contains information regarding the grant of stock options to the Named Executive Officers during the fiscal year ended June 30, 2006:

Option Grants in Fiscal Year 2006

Individual Grants
	Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name					5%	10%
Fred B. Parks	—	—	—	—	—	—
David A. Montecalvo	25,000	7.4%	$5.47	07/15/2015	$86,000	$218,000
Todd E. Paulson	25,000	7.4%	$5.47	07/15/2015	$86,000	$218,000

Option Exercises and Year-End Values

The following table sets forth certain information regarding the exercise of options by the Named Executive Officers during the fiscal year ending June 30, 2006 and unexercised options held as of June 30, 2006:

Aggregated Option Exercises in Fiscal Year 2006 and Option Values at Fiscal Year End
	Shares Acquired On Exercise (#)	Value Realized (1)	Number of Securities Underlying Unexercised Options at June 30, 2006		Value of Unexercised In-the-Money-Options At June 30, 2006 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Fred B. Parks	—	—	379,690	145,310	$67,643	$20,107
David A. Montecalvo	—	—	—	—	—	—
Todd E. Paulson	—	—	67,477	47,523	—	—

(1)	Represents the difference between the fair market value of the shares on the date of exercise and the exercise price, multiplied by the number of option shares exercised.
(2)	Represents only options that were “in-the-money” on June 30, 2006. The value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at June 30, 2006 and the exercise price of the options, multiplied by the number of options outstanding. Fair market value was determined based on a per share price of $3.14, which is the last sale price for the Company’s common stock on June 30, 2006, the last trading day in the Company’s fiscal year.

Compensation of Directors

Under the terms of the Company’s Amended and Restated 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 10,000 shares of the Company’s common stock at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company.

Additionally, non-employee directors were paid $1,500 per board meeting and $750 per committee meeting occurring during fiscal 2006 after July 15, 2005. For meetings occurring during fiscal 2006 before July 15, 2005, non-employee directors were paid $1,000 per board meeting and $500 per committee meeting. In addition, for meetings during fiscal 2006 occurring after July 15, 2005, each chair of a committee received an annual retainer of $5,000 and the lead director, if not a committee chair, also received an annual retainer of $5,000. Each director is also reimbursed for expenses associated with attending board of directors meetings.

Employment and Change In Control Arrangements

Agreement with Fred B. Parks

Mr. Parks began serving as the Chairman of the board as of May 21, 2003 and as Chief Executive Officer beginning May 27, 2003. On September 29, 2003, the Company and Mr. Parks entered into a letter agreement relating to his employment with the Company. This letter agreement was amended as of July 19, 2004.

As Chief Executive Officer, effective July 1, 2004, Mr. Parks’ yearly base salary was set at $318,000. In addition, the Company pays Mr. Parks an expense allowance (for cellular telephone usage and an automobile allowance) of $1,000 per month, payable at the end of each month. Under the letter agreement, Mr. Parks is also entitled to a target bonus of 50% of his base salary, upon achievement of corporate goals established by the Compensation Committee with respect to each fiscal year of the Company.

On May 27, 2003, Mr. Parks was granted a 10-year non-qualified stock option for the purchase of 225,000 shares of Urologix common stock at $2.75 per share, the closing price on May 27, 2003. This stock option vests at a rate of 56,268 shares on May 27, 2004 and thereafter at a rate of 4,687 shares per month on the 27th of each month, provided Mr. Parks remain as an employee, Chairman or consultant to Urologix on the applicable vesting date. On September 29, 2003, Mr. Parks was granted a 10-year incentive stock option for the purchase of 300,000 shares of Urologix common stock at $4.47 per share, the closing price on September 29, 2003. This option vests at the rate of 75,000 shares on September 29, 2004 and thereafter at a rate of 6,250 shares per month on the 29th day of each month, provided Mr. Parks remains an employee on the applicable vesting date. To the extent this September 29, 2003 option to Mr. Parks does not qualify as an incentive stock option, it will be deemed to be a non-qualified stock option.

Either Mr. Parks or the Company may terminate the employment relationship at any time, with or without cause. The letter agreement provides that if Mr. Parks’ employment is terminated without cause and provided Mr. Parks enters into a general release of claims, the Company will be obligated to pay Mr. Parks his base salary and the employee share of premiums for health, dental and life insurance coverage for the earlier of twelve months or until he secures other employment.

The letter agreement provides that if a Change of Control occurs and his employment is terminated without Cause or for Good Reason, all as defined in the letter agreement, the Company will pay Mr. Parks an amount equal to two times the sum of his base salary and bonus amount in effect as of such date in cash and within 60 days of the termination date of his employment. The Company will also be obligated to pay Mr. Parks’ share of premiums for health, dental and life insurance coverage for the earlier of twenty-four months or such shorter period as required by law. The payments pursuant to a change in control will be in lieu of and will offset any severance amounts to which Mr. Parks’ would otherwise be entitled.

Agreements with Other Executive Officers

The Company has entered into a letter agreement dated July 19, 2004 with Messrs. Paulson and Montecalvo and a letter agreement dated September 29, 2006 with Ms. Lindsoe. These letter agreements describe the agreements between the Company and the executive officer regarding the executive officer’s severance and change in control arrangements, as described below. As a result of his resignation effective May 17, 2006, Mr. Montecalvo received all accrued but unpaid base salary amounts as of the date of termination of his employment, but did not receive any other severance amounts under the letter agreement. As a result of his resignation effective July 25, 2006, Mr. Paulson received all accrued but unpaid base salary amounts as of the date of termination of his employment, but did not receive any other severance amounts under the letter agreement. Mr. Paulson continued to provide transition services to the Company on an as-needed consulting basis through August 2006 for which the Company paid Mr. Paulson $20,000 for his services.

Severance.    Under the letter agreement, if the executive officer is terminated without cause, as such term is defined in the agreements and in consideration of a general release of claims against Urologix, the Company will continue the executive’s base salary (excluding bonus) in accordance with the Company’s regular payroll practices for a period of six months or until such person has secured alternative employment, whichever occurs first. If the executive resigns or his employment is terminated by the Company for cause or his employment is terminated as a result of death or disability, the executive officer will receive all accrued but unpaid base salary amounts as of the date of termination of employment, but such executive officer will not receive any other severance amounts.

Change In Control.    The letter agreement provides that if a Change of Control occurs and the executive officer’s employment is terminated within 12 months without Cause or for Good Reason, all as defined in the letter agreement, the Company will pay the executive officer an amount equal to one times the sum of his base salary and bonus amount in effect as of such date in cash and within 60 days of the termination date of his employment. The Company will also be obligated to continue health, dental and life insurance coverage for the earlier of twelve months or such shorter period as required by law, but the executive officer shall pay the employee’s share of the premiums for such benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) of the board of directors is responsible for administering the Company’s compensation program with respect to the Company’s executive officers. This report shall not be deemed incorporated by reference to any filing under the Securities Act of 1933 or to the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either Act.

Compensation Philosophy

The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company’s annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

In establishing compensation for executive officers, the Company examines a variety of factors, including salaries for executives holding comparable positions in similarly situated peer companies, including companies in the medical device industry. The Company also seeks to establish an executive compensation program that provides incentives that will reward officers for pursuing the actions necessary to improve the Company’s performance and increase long-term shareholder value.

There are three elements to the Company’s executive compensation program: base salary, cash bonuses and long-term stock-based incentives. The Company believes that there should be a strong relationship between executive compensation and achievement of corporate goals.

Base Salary

Executive base salaries have been based upon past performance, experience, responsibility, salary levels for persons holding similar positions in similarly situated companies and other appropriate factors. The base salaries of the Company’s executive officers, other than the Company’s Chief Executive Officer whose base salary is determined by a letter agreement, are determined by the Compensation Committee and are generally targeted at the median of a group of peer companies. In fiscal year 2006, the Compensation Committee did not make any adjustment in the base salaries of the Company’s executive officers.

Cash Bonuses

On July 15, 2005, the Compensation Committee established goals for fiscal year 2006 for the Company’s cash bonus program for executive officers. The Compensation Committee established performance goals for each of revenue and net earnings before taxes and determined the total cash bonus amount available under the 2006 bonus program if these performance goals are met at the 100% level. Under the fiscal 2006 cash bonus program, each financial performance goal is weighted at 50% of the total cash bonus amount available and the total cash bonus amount available would be adjusted if the Company’s 2006 financial performance varies from either of the established performance goals. Each component of the total cash bonus amount available relating to revenue and net earnings before taxes may be decreased or increased by 50%, depending upon the Company’s 2006 financial performance against the goals established by the Compensation Committee. However, unless the Company’s 2006 revenue meets at least the minimum revenue amount set by the Compensation Committee, no cash bonuses will be paid to the executive officers. Under the 2006 cash bonus program, the Company’s 2006 financial performance did not result in any cash bonus to any participant.

Stock Options

Stock options are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels, past performance and future potential. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder’s interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market on the date of grant and therefore have value only if the price of the Company’s stock appreciates from the price on the date on which the stock options are granted. In this way, the Company’s executive officers and shareholders benefit equally from such stock price appreciation. Stock options are awarded in a manner consistent with the Company’s objective to provide a long-term equity interest in the Company and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four-year period. During 2006, the Compensation Committee granted stock options to purchase 387,500 shares of the Company’s common stock. Of these, options to purchase 50,000 shares were awarded to individuals who were executive officers on the grant date.

Chief Executive Officer Compensation

Mr. Parks began serving as the Chairman of the board as of May 21, 2003 and as Chief Executive Officer beginning May 27, 2003. On September 29, 2003, the Company and Mr. Parks entered into a letter agreement relating to his employment with the Company. This letter agreement was amended on July 19, 2004. See the section entitled “Employment and Change In Control Arrangements” for a description of the Company’s agreement with Mr. Parks, as amended, and a description of option grants to Mr. Parks.

Mr. Parks’ annual salary is determined by the terms of the letter agreement with Mr. Parks. For fiscal 2006, Mr. Parks’ yearly base salary was set at $318,000. Under the Company’s cash bonus program for executive officers, Mr. Parks was eligible for a cash bonus ranging from 25% to 75% of his base salary if the Company achieved the minimum performance goals established by the Compensation Committee relating to revenue and net earnings before taxes. In fiscal year 2006, neither Mr. Parks nor any other executive officer received any bonus under the Company’s cash bonus program for executive officers. Additionally, Mr. Parks received no options to purchase the Company’s common stock in fiscal year 2006.

In determining the compensation of the Company’s Chief Executive Officer for fiscal year 2006, the Compensation Committee used the criteria outlined above applicable to all executive officers.

Submitted by the Compensation Committee of the Board of Directors

DANIEL J. STARKS	SIDNEY W. EMERY, JR.

AUDIT COMMITTEE REPORT

This is a report of the Audit Committee of the Board of Directors of the Company for the year ended June 30, 2006. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

The Audit Committee of the Board of Directors is currently comprised of Messrs. Jackson (Chair), Starks and Cirino. In accordance with its Charter, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG LLP, the Company’s independent accountants. The discussions with KPMG LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

KPMG LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with KPMG LLP.

Based on the discussions with management and KPMG LLP, the Audit Committee’s review of the representations of management and the report of KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

GUY C. JACKSON	DANIEL J. STARKS	JERRY C. CIRINO

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the common stock of the Company from June 30, 2001 to June 30, 2006, with the cumulative total return of companies included in (1) the Nasdaq Stock Market and (2) the Nasdaq Medical Equipment Index. The graph assumes an investment of $100 on June 30, 2001 and reinvestment of dividends. The Company did not pay any dividends during any period presented.

	Cumulative Total Return
	2001	2002	2003	2004	2005	2006
UROLOGIX, INC.	100.00	69.85	14.47	84.27	23.65	17.15
NASDAQ STOCK MARKET (U.S.)	100.00	70.34	78.10	98.58	99.24	105.85
NASDAQ MEDICAL EQUIPMENT	100.00	89.15	96.98	144.10	148.33	156.55

PROPOSAL TWO

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP, as the Company’s independent registered public accounting firm to make an examination of the accounts of the Company for the fiscal year ending June 30, 2007, and to perform other appropriate accounting services. In the event the appointment of KPMG LLP should not be ratified and approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPOINTMENT OF KPMG

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP, independent certified public accountants, served as independent accountants of the Company for the fiscal year ended June 30, 2006. The Company’s Audit Committee has selected KPMG LLP to serve as the Company’s auditors for the year ended June 30, 2007.

Representatives of KPMG LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, representatives will be available to respond to appropriate questions.

Fees of Independent Public Accountants

The following is an explanation of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended June 30, 2006 and June 30, 2005, which totaled $210,100 and $242,000, respectively.

Audit Fees

The aggregate fees billed to the Company for professional services related to the audit of the Company’s annual financial statements, and in fiscal year 2006, the audit of the Company’s internal controls, review of financial statements included in the Company’s Form 10-Q, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended June 30, 2006 and June 30, 2005 totaled $182,400 and $193,900, respectively.

Audit-Related Fees

There were no fees billed to the Company for professional services for assurance and related services by KPMG LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements and were not reported above under “Audit Fees” for either of the fiscal years ended June 30, 2006 or June 30, 2005.

Tax Fees

The aggregate fees billed to the Company by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of state and federal tax returns, for the fiscal years ended June 30, 2006 and June 30, 2005 totaled $27,700 and $48,100, respectively.

All Other Fees

For the fiscal year ended June 30, 2006 and June 30, 2005, there were no fees billed to the Company by KPMG LLP for professional services or products not previously disclosed.

Audit Committee Pre-Approval Procedures

The Company has adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by the Company’s independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to Company management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for fiscal year 2006 were pre-approved by the Audit Committee or a member of the Committee before KPMG LLP was engaged to render the services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own 10% or more of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company’s knowledge, the Company’s directors, officers and owners of 10% or more of the Company’s common stock timely filed all required Section 16(a) reports during the fiscal year ended June 30, 2006.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 2007 Annual Meeting of Shareholders is expected to be held on or about November 7, 2007, and proxy materials in connection with that meeting are expected to be mailed on or about October 4, 2007. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before June 4, 2007.

Pursuant to the Company’s Bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, in a timely manner. To be timely under the Company’s Bylaws, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year’s annual meeting. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Director Nominations” and in the Company’s Bylaws. In addition, if the Company receives notice of a shareholder proposal less than 45 days before the date on which the Company first mailed its materials for the prior year’s annual meeting, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the board of directors for the Company’s 2007 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

ANNUAL REPORT

An Annual Report of the Company setting forth the Company’s activities and containing financial statements of the Company for the fiscal year ended June 30, 2006 accompanies this Notice of Annual Meeting and proxy solicitation material.

GENERAL

Shareholders may receive, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Chief Financial Officer, or by calling the Company at (763) 475-1400.

By the Order of the Board of Directors,

Fred B. Parks, Chairman

UROLOGIX, INC.

14405 Twenty-First Avenue North

Minneapolis, Minnesota 55447

PROXY SOLICITED BY THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders

November 7, 2006

Radisson Hotel and Conference Center – Plymouth, MN

10:30 a.m.

proxy

The undersigned hereby appoints Fred B. Parks or Elissa J. Lindsoe, or either of them, as attorneys and proxies (each with full power to act alone and with the power of substitution and revocation), to represent the undersigned at the Annual Meeting of Shareholders to be held at 10:30 a.m., local time, on November 7, 2006, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Urologix, Inc. held of record by the undersigned at the close of business on September 15, 2006 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

Please mark this proxy as indicated on the reverse side to vote on any item.

(Continued, and to be completed and signed, on the reverse side.)

Please return promptly in the enclosed envelope that requires no postage if mailed with the United States.

ò    Please detach here    ò

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW:

1. Election of director:	01 Fred B. Parks	02 Daniel J. Starks	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending June 30, 2007.	☐ For ☐ Against ☐ Abstain
3. To act upon such other matters as may properly be presented at the meeting or any adjournment(s) or postponement(s) thereof.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEE AND FOR EACH OTHER PROPOSAL.

I plan to attend the meeting ☐

Address Change? Mark Box	☐ and indicate changes below:	Date , 2006

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.